Exhibit 10.12

March 12, 2019

Derrick Sung, Ph.D.
[Address Intentionally Omitted]

Dear Derrick:
On behalf of Pulmonx (the "Company"). I am pleased to offer you employment with the Company on the terms described below.
Position
You will start in a full-time, exempt position as Chief Financial Officer working out of the Company's office in Redwood City, California. You will report to me.
Compensation
You will be paid an annual salary of $300,000. Your salary will be payable in two equal payments per month pursuant to Pulmonx's regular payroll policy (subject to normal required withholding). You will also be eligible to participate in the Company's bonus plan. The bonus plan is tied to performance objectives. The amount of the bonus is subject to approval by the Company's Board of Directors. Based on your position, you will be eligible to receive a bonus of up to approximately 25% of your annual salary. In order to receive a bonus you must be in good standing with the Company and employed at the time the bonus is paid. Your base salary will be reviewed annually as part of the Company's normal salary review process.
Benefits
You will have the opportunity to participate in the standard benefit plans currently offered to other similarly situated employees, subject to eligibility requirements. These benefits include health insurance, paid time off, and a 401 (k) plan. The effective date of your group health insurance will be the first of the month following your date of hire. Vacation is accrued at the rate of 13.33 hours per month, which equates to 20 days per year.
Stock Options
In connection with the commencement of your employment, the management of Pulmonx will recommend that its Board of Directors grant you two stock options to purchase shares of Common Stock. The first stock option will be for a number of shares of Common Stock representing 0.67% of the fully diluted capitalization of the Company post the impending Preferred Stock financing, with an exercise price equal to the fair market value of such Common Stock on the date of grant. The grant is immediately exercisable and will vest 25% on your one-
700 Chesapeake Drive / Redwood City / California 94063 / Tel (650) 364 0400 / Fax (650) 364 0403 / www.pulmonx.com year anniversary, and then at a rate of 1/48th per month, with the option being fully vested after four (4) years from your date of hire. The second stock option will be for a number of shares of Common Stock representing 0.33% of the fully diluted capitalization of the Company post the impending Preferred Stock financing, with an exercise price equal to the fair market value of such Common Stock on the date of grant. The second option will commence vesting on the earlier of (i) the one-year anniversary of your start date or (ii) the closing of the Company's initial public offering ("IPO") and will vest monthly over three years (1/36th/month). If however, on the one year anniversary of your start date the Company has not closed its IPO and the Company is in bona fide discussions regarding the sale of the Company (such determination of bona fide discussions to be made by the Board of Directors in good faith), then the second option shall terminate and not vest in any part assuming those discussions result in the sale of the Company. However, if the bona fide discussions regarding the sale of the Company come to a clear end (such determination to be made by the Board of Directors in good faith) or extend more than 180 days beyond the one-year anniversary of your start date without the sale of the Company then the Option will commence vesting back on the one-year anniversary of your start date and will vest monthly over three years (1/36/month). The option will be subject to the terms of Pulmonx's 2010 Stock Plan and the Stock Option Agreement between you and Pulmonx. If you choose to early exercise your option, Pulmonx will have the right to repurchase any unvested shares in the event of termination of your employment relationship. Finally, you will participate in the Company's Management Incentive Plan for as long as you are a regular, full-time employee of the Company, and subject to any changes that may be generally made to the Plan.
Confidential Information and Invention Assignment Agreement
Like all Pulmonx employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Confidential Information and Invention Assignment Agreement ("Confidentiality Agreement").
Employment Relationship
Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's CEO.
This offer is contingent upon successful completion of a background check. As we have not received the results of your background check, we reserve the right to rescind this offer should the results of your background investigation not be successful. We will contact you as soon as the background check process has been completed.
700 Chesapeake Drive / Redwood City / California 94063 / Tel (650) 364 0400 / Fax (650) 364 0403 / www.pulmonx.com

Arbitration
The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this agreement, and any and all claims arising from or relating to Employee's employment with the Company, including, but not limited to: claims against any current or former employee, director or agent of the Company, any claim of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge, failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress, unfair business practices.
The arbitrator's decision shall be written and must include the findings of fact and law that support the decision. The arbitrator's decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery authorized by the California Arbitration Act, or that discovery the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in San Mateo County or, at the Employee's option, the county in which the Employee primarily worked with the Company at the time the arbitrable dispute or claim first arose.
The parties will share the costs of arbitration equally except that the Company will bear the cost of the arbitrator's fee, any other type of expense or cost that the Employee would not be required to bear if the Employee were to bring the dispute or claim in court. Both the Company and the Employee will be responsible for their own attorney's fees, and the arbitrator may not award attorney's fees unless a statute or contract at issue specifically authorizes such an award. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court.
This arbitration provision does not apply to the following: (i) claims concerning worker's compensation or unemployment insurance claims or (ii) claims concerning the validity, infringement, or enforceability of any trade secret, patent right, copyright, or any other trade secret or intellectual property held or sought by either Employee or the Company (whether or not arising under the Company's Confidentiality Agreement).
Successors
This agreement is binding on and may be enforced by the Company and its successors and assigns and is binding upon and may be enforced by you and your heirs and legal representatives. Any successor to the Company (whether by purchase, merger, consolidation, name change or otherwise) will be bound by all of the Company's obligations under this agreement.
Governing Law
This agreement will be governed by the laws of the State of California without reference to the conflict of law provision.
700 Chesapeake Drive / Redwood City / California 94063 / Tel (650) 364 0400 / Fax (650) 364 0403 / www.pulmonx.com

Multiple Counterparts
This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
This offer will remain open until the close of business on Friday, March 15, 2019 and, together with the Confidentially Agreement, set forth the terms of your employment with Pulmonx and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Pulmonx and by you.
By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. Your starting date will be no later than May 6, 2019.
If you wish to accept this offer, please sign and date this letter in the spaces designated below and return it to me. In accordance with Federal regulations, please bring proof of your identity and authorization to work in the United States when you begin work. This documentation must be provided no later than your third working day.
I am extremely pleased to extend you this offer, and look forward to the opportunity of working with you to make Pulmonx an exciting and successful venture.

Sincerely,

/s/ Glen French

Glen French
President and CEO
The foregoing terms are hereby understood and accepted.

/s/ Derrick Sung	3/13/2019
Derrick Sung, Ph.D.	Date
700 Chesapeake Drive / Redwood City / California 94063 / Tel (650) 364 0400 / Fax (650) 364 0403 / www.pulmonx.com